AMENDMENT TO
SELLING AGREEMENT

This Amendment is effective as of. September 22, 2011 by and between Principal Funds Distributor, Inc. (“PFD”) and Princor Financial Services Corporation (“Counterparty”) and amends the Selling Agreement (the “Agreement”) that was entered into between PFD and Counterparty on October 9, 2007.

WHEREAS, Counterparty and PFD desire to clarify the classes of Shares of Principal Funds that are covered by the Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. The first two Whereas clauses of the Agreement are hereby replaced and superseded by the following:

Whereas, each investment company, or investment portfolio or series thereof, for which PFD acts as distributor (each a “Fund” and jointly the “Funds”) is a management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), or an investment portfolio or series thereof, offers shares or units of beneficial interest for which PFD has been, or shall have been, designated as principal underwriter;

Whereas, each Fund has entered into one or more distribution agreements with PFD (the “Distribution Agreement”) for the distribution by PFD of those shares of the Funds listed in Schedule A of this Agreement (the “Shares”). To the extent provided in the Prospectus, certain classes of Shares may also be subject to a distribution plan (“Distribution Plan”) adopted pursuant to Rule 12b-1 under the 1940 Act;

2. The following sentences are hereby added to the end of Section 2 of the Agreement:

Counterparty understands and agrees that the Shares can only be sold to eligible purchasers as indicated in the Prospectus. Counterparty understands and agrees that R-1, R-2, R-3, R-4 and R-5 class Shares were designed for sale to retirement plans (“Plans”). For R-1, R-2, R-3, R-4, R-5 and Institutional Class shares, such accounts on the Funds records shall be either Plan level omnibus accounts or super omnibus accounts, and accounts for Institutional Class shares will need to meet PFD’s minimum size requirements, unless otherwise mutually agreed in writing.

3. The following sentence is hereby added to the end of section 9(b) of the Agreement:

If payment for any purchase order for Institutional Class Shares or P, R-1, R-2, R-3, R-4, or R-5 Class Shares is not received within one (1) Business Day after acceptance of the order, and in accordance with the terms of the Prospectus, this Agreement and applicable law, PFD and the Funds reserve the right, without notice, to cancel the sale or redeem the Shares ordered, and Counterparty shall be responsible for any loss sustained as a result thereof.

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4. The paragraph in section 10 of the Agreement shall become section 10(a), and the following shall become sections 10(b), 10(c) and 10(d) of the Agreement:

(b)	For omnibus accounts, Counterparty or its affiliate shall maintain all historical Customer records consistent with the requirements of all applicable laws, rules and regulations. Upon request of PFD or transfer agent, Counterparty or its affiliate shall provide copies of written communications regarding the Funds to or from such Customers in omnibus accounts. Counterparty or its affiliate shall upon request make available to PFD or transfer agent such records or communications as may be necessary to determine the number of Customers in each omnibus account of Counterparty or its affiliate.

(c)	For omnibus accounts, a Fund shall recognize Counterparty or its affiliate as a single shareholder and unallocated account in the Fund and will not maintain separate accounts for Customers in such omnibus accounts. Neither the Funds, nor transfer agent, nor PFD shall be responsible for providing recordkeeping or administrative services to Customers in omnibus accounts. The official records of transactions in omnibus accounts of Counterparty or its affiliate and the number of shares in such accounts shall be determined by transfer agent. Counterparty or its affiliate shall bear responsibility for any discrepancies between its omnibus accounts and the Customer accounts and for the maintenance of all records regarding the Customers, the Customer’s transactions, and the Customers’ interest in the omnibus accounts.

(d)	For omnibus accounts, Counterparty or its affiliate assumes sole responsibility for reconciliation of Customer accounts with its omnibus account at transfer agent. PFD will have transfer agent assist Counterparty or its affiliate with such reconciliation where necessary.

5. The following shall be added as additional representations of Counterparty in section 11 of the Agreement:

Counterparty hereby represents and warrants that:

(iv) any and all fees provided for in this Agreement will be promptly disclosed by Counterparty or its affiliate to its Customers including, if applicable, to any Plans; and (v) the receipt of the fees described in this Agreement by Counterparty will not be a non-exempt “prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code.

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6. Capitalized terms used in this Amendment that are not otherwise defined in this Amendment, shall have the meaning as provided in the Agreement.

7. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

PRINCOR FINANCIAL SERVICES CORPORATION		PRINCIPAL FUNDS DISTRIBUTOR, INC.

By:	/s/ Jill Brown	By:	/s/ Cary Fuchs
Name:	Jill Brown	Name:	Cary Fuchs
Title:		Title:	Vice President

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SCHEDULE A
Principal Funds, Inc.
Shares and Funds covered under this Agreement

The term “Shares” shall mean the following classes of shares:

R-1 (formerly known as Advisors Signature),

R-2 (formerly known as Advisors Select),

R-3 (formerly known as Advisors Preferred),

R-4 (formerly known as Select),

R-5 (formerly known as Preferred),

Class A

Class B*

Class C

Class I

Class J

Class P

of each investment portfolio or series (each a “Fund”) of Principal Funds, Inc.

Counterparty understands and agrees that the Shares may only be made available to eligible purchasers, as described in the Prospectus.

* Note: Effective March 1, 2010 Class B Shares are no longer available for purchase, except through exchanges and dividend reinvestments by shareholders owning Class B Shares on February 26, 2010 to the extent provided in the prospectus.

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